Exhibit K(5)

Credit Agreement

among

NT Alpha Strategies Fund,
NT Equity Long/Short Strategies Fund,
as Borrowers

and

Bank of Montreal
(Chicago Branch),
as Lender

dated as of

February 29, 2012

-i-

Exhibit A	—	Revolving Credits Note
Exhibit B	—	Notice of Borrowing

-ii-

Exhibit C	—	Compliance Certificate
Exhibit D	—	Form of Designation of Additional Borrower
Exhibit E	—	Fund of Fund Portfolio Information Template
Schedule I	—	Covenant Requirements

-iii-

Credit Agreement

This Credit Agreement is entered into as of February 29, 2012 by and among NT Alpha Strategies Fund, a Delaware statutory trust (“Strategies Fund”), NT Equity Long/Short Strategies Fund, a Delaware statutory trust (“Long/Short Fund”; and Strategies Fund and Long/Short Fund shall be referred to herein as the “Borrowers” and individually as a “Borrower”), and Bank of Montreal (Chicago Branch) (the “Lender”).  All capitalized terms used herein without definition shall have the same meanings herein as such terms are defined in Section 4.1 hereof.

Preliminary Statement

The Borrowers have requested, and the Bank has agreed to extend, certain credit facilities on the terms and conditions of this Agreement.

Now, Therefore, in consideration of the mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section 1.	The Credit Facilities.

  Section 1.1. Revolving Credit Commitment.  Subject to the terms and conditions hereof, the Lender agrees to extend a revolving credit (the “Revolving Credit”) to each Borrower which may be availed of by each Borrower from time to time during the period from and including the date hereof to but not including the Termination Date (the “Commitment Period”), at which time the commitment of the Lender to extend credit under the Revolving Credit shall expire.  The maximum amount of the Revolving Credit which the Lender agrees to extend to the Borrowers shall be the Lender’s Commitment as then in effect.  The Revolving Credit may be utilized by the Borrowers in the form of Loans, all as more fully hereinafter set forth, provided, that, the aggregate principal amount of all Loans to all Borrowers outstanding at any one time shall not exceed the Commitment and the maximum aggregate amount of all Loans made to any Borrower at any one time outstanding shall not exceed the lesser of (a) the Commitment, and (b) such Borrower’s Borrowing Limit.  During the Commitment Period, each Borrower may utilize the Revolving Credit by borrowing, repaying and reborrowing Loans in whole or in part, all in accordance with the terms and conditions of this Agreement.

  Section 1.2. The Loans.  (a) Subject to the terms and conditions hereof, the Revolving Credit may be availed of by each of the Borrowers in the form of revolving loans (individually a “Loan” and collectively the “Loans”).  Each Loan shall be in a minimum amount of $500,000 or any greater amount that is an integral multiple of $100,000.  Each Loan shall mature on the Termination Date.

(b)Each Borrower hereby severally and unconditionally, but not jointly or jointly and severally, promises to pay to the Lender the then unpaid principal amount of each Loan made by the Lender to such Borrower on the Termination Date (or such earlier date on which the Loans become due and payable pursuant to this Agreement).  Each Borrower hereby further severally, but not jointly or jointly and severally, agrees to pay to the Lender interest on the unpaid principal amount of the Loans made to such Borrower from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in Section 1.6.

(c)The Lender shall maintain in accordance with its usual practice an account or accounts evidencing Loans made to each Borrower by the Lender from time to time, including (i) the amounts of principal and interest due and payable or to become due and payable from each Borrower to the Lender hereunder, and (ii) the amount of any sum received by the Lender from each Borrower. The entries made in the accounts of the Lender maintained pursuant to this Section 1.2(c) shall, other than in the case of manifest error, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of each of the Borrowers therein recorded, provided, however, that the failure of the Lender to maintain any such account, or any error therein, shall not in any manner affect the obligation of any Borrower to repay (with applicable interest) the Loans made to such Borrower by the Lender in accordance with the terms of this Agreement.

(d)Each Borrower shall execute and deliver to the Lender a revolving credit note evidencing the Loans of the Lender to such Borrower, substantially in the form of Exhibit A with appropriate insertions as to date and principal amount (individually a “Note” and collectively the “Notes”).  Without regard to the principal amount of any Note stated on its face, the actual principal amount at any time outstanding and owing by such Borrower on account of a Note shall be the sum of all Loans made to such Borrower hereunder less all payments of principal actually received by the Lender with respect to such Loans.

   Section 1.3. Manner and Disbursement of Loans.  A Borrower shall give written notice to the Lender (each, a “Notice of Borrowing”) substantially in the form attached hereto as Exhibit B (Notice of Borrowing) or in such other form acceptable to the Lender, by no later than 11:00 a.m. (Chicago time) on the date such Borrower requests the Lender to make a Loan hereunder.  Each such notice shall specify the date of the Loan requested (which must be a Business Day) and the amount of such Loan.  Each Borrower agrees that the Lender may rely upon any written notice given by any person the Lender in good faith reasonably believes is an Authorized Representative without the necessity of independent investigation.  Subject to the provisions of Section 6 hereof, the proceeds of each Loan shall be made available to the Borrower requesting such Loan by wire transfer in U.S. Dollars in accordance with written instructions to the Lender from such Borrower on the date specified in the Notice of Borrowing if such Notice of Borrowing has been given no later than 11:00 a.m. (Chicago time), or if given after 11:00 a.m. (Chicago time), on the next Business Day.

  Section 1.4. Borrowers’ Obligations Several.  (a) Notwithstanding anything in any Loan Document to the contrary, each Borrower shall be liable for the repayment of the principal of, and interest on, Loans made only to such Borrower and no other Borrower shall have any liability therefor.

 (b)The obligations of each Borrower under this Agreement and the other Loan Documents shall be several and not joint or joint and several.  Notwithstanding anything to the contrary contained in this Agreement, the parties hereto acknowledge and agree that the sole source of payment of the obligations of each Borrower hereunder, including, without limitation, the principal of, and interest on, each Loan made to any Borrower, the fees payable pursuant to Section 2.1, and any other amounts payable hereunder, shall be the revenues and assets of such Borrower, and not the revenues and assets of any other Borrower or any of its Affiliates (other than such Borrower).

  Section 1.5. Designation of Additional Borrowers.  Other funds for which the Advisor acts as the investment advisor or manager, may, in the absence of a Potential Event of Default or Event of Default, and with the prior written consent of the Lender, become parties to this Agreement in addition to those Borrowers then parties hereto, and be deemed Borrowers for all purposes of this Agreement (each, an “Additional Borrower”), by executing an instrument substantially in the form of Exhibit D hereto (“Designation of Borrower”) with such changes therein as may be approved by the Lender (each, a “Joinder Agreement”), which shall be accompanied by the documents and instruments required to be delivered by the Borrowers pursuant to Section 6.1, including, without limitation, an opinion of foreign counsel for a Foreign Borrower in form and substance reasonably acceptable to the Lender, together with an acceptance fee of $10,000 for each Additional Borrower; provided that, the acceptance fee shall be $5,000 for the first Additional Borrower approved by the Lender.  Each Joinder Agreement shall become effective upon the execution and delivery of such Joinder Agreement by such proposed new Borrower and the Lender and the delivery to the Lender of the documents and instruments required by the preceding sentence.  Not later than 30 days after receiving all of the information with respect to the Additional Borrower as may be reasonably requested by the Lender, the Lender shall notify the Advisor whether or not the Lender will be providing its consent to add such Additional Borrower as a party hereto; provided, that if the Lender does not provide such notice by such date, the Lender shall be deemed to have declined its consent to the Additional Borrower becoming a party hereto.

  Section 1.6. Interest Rate.  (a)  The outstanding principal balance of the Loans shall bear interest (which each Borrower hereby promises to pay at the rates and at the times set forth herein) prior to maturity at the rate per annum determined by adding one and three-quarters of one percent (1.75%) to the LIBOR Quoted Rate as in effect from time to time, and after maturity (whether by lapse of time, acceleration or otherwise), whether before or after judgment until payment in full thereof, or at the election of the Lender upon notice to the Borrowers during the existence of any Event of Default, at the rate per annum determined by adding 2.0% to the interest rate which would otherwise be applicable thereto from time to time.  Any change in the interest rate on the Loans resulting from a change in the LIBOR Quoted Rate shall be effective on the date of the relevant change in the LIBOR Quoted Rate.   Interest on the Loans shall be computed on the basis of a year of 360 days for the actual number of days elapsed.  Interest on the Loans shall be payable monthly in arrears on the last day of each month in each year (commencing on the first such date occurring after the date hereof) and at maturity, and interest after maturity shall be due and payable on demand.

(b)  The foregoing notwithstanding, during any period of time during which the LIBOR

Quoted Rate is not available in accordance with Section 1.7 hereof, the outstanding principal balance of the Loans shall bear interest (which each Borrower hereby promises to pay at the rates and at the times set forth herein) during such period at the rate per annum equal to the Base Rate as in effect from time to time, and after maturity (whether by lapse of time, acceleration or otherwise), whether before or after judgment until payment in full thereof, or at the election of the Lender upon notice to the Borrowers during the existence of any Event of Default, at the rate per annum determined by adding 2.0% to the interest rate which would otherwise be applicable thereto from time to time.  Any change in the interest rate on the Loans resulting from a change in the Base Rate shall be effective on the date of the relevant change in the Base Rate.

Section 1.7.  Change in Circumstance.  (a) Circumstances Affecting LIBOR Quoted Rate Availability.  If for any reason the Lender shall determine (which determination shall be conclusive and binding absent manifest error) that (i) dollar deposits are not being offered to banks in the London interbank Eurodollar market for the applicable amount of such Loan for a one month interest period, or (ii) reasonable and adequate means do not exist for the ascertaining the LIBOR Quoted Rate, then the Lender shall promptly give notice thereof to the Borrowers.  Thereafter, until the Lender notifies the Borrowers that such circumstances no longer exist (which notice the Lender agrees to withdraw promptly upon its good faith determination that such circumstances which gave rise to such notice no longer exists), the Loans shall bear interest in accordance with Section 1.6(b) hereof.

(b) Laws Affecting LIBOR Rate Availability.  If (i) any Change in Law or (ii) compliance by the Lender (or its respective lending offices) with any request or directive (whether or not having the force of law) of any Governmental Authority, central bank or comparable agency, shall make it unlawful or impossible for the Lender (or its respective lending offices) to honor its obligations hereunder to make or maintain any Loan bearing interest at the LIBOR Quoted Rate, the Lender shall promptly give notice to the Borrowers.  Thereafter, until the Lender notifies the Borrowers that such circumstances no longer exist (which notice the Lender agrees to withdraw promptly upon its good faith determination that such circumstances which gave rise to such notice no longer exists), the Loans shall bear interest in accordance with Section 1.6(b) hereof.

Section 1.8. Appointment of Advisor as Agent for Borrowers.  Each Borrower hereby irrevocably appoints the Advisor as its agent under the Loan Documents, to make requests on such Borrower’s behalf for Loans, and to take any other action contemplated under the Loan Documents.  Unless otherwise notified by the Borrowers in writing, the Lender shall be entitled to conclusively presume that any action by the Advisor under the Loan Documents is taken on behalf of the Borrowers whether or not the Advisor so indicates.

Section 2.	Fees, Prepayments, Reductions, and Terminations.

     Section 2.1. Commitment Fees.  During the Commitment Period, the Borrowers shall collectively pay to the Lender an aggregate commitment fee in an amount equal to three quarters of one percent (0.75%) per annum of the average daily unused amount of the Commitment, calculated on the basis of a year of 360 days and actual days elapsed.  Accrued fees payable hereunder shall be payable in arrears on the last day of each March, June, September and December in each year, commencing on June 30, 2012, unless the Commitment is terminated in whole on an earlier date, in which event the commitment fee for the final period shall be paid on a pro rated basis on the date of such earlier termination in whole.

  Section 2.2. Voluntary Prepayments. Any Borrower may prepay any Loan in whole or in part (but, if in part, then in an amount not less than $500,000) at any time upon prior notice to the Lender (such notice if received subsequent to 11:00 a.m. (Chicago time) on a given day to be treated as though received at the opening of business on the next Business Day) by paying to the Lender the principal amount to be prepaid and if such a prepayment prepays the Notes in full and is accompanied by the termination of the Commitment in whole in accordance with Section 2.4 hereof, accrued interest thereon to the date of prepayment.

  Section 2.3. Mandatory Prepayments.  No Borrower shall permit the aggregate outstanding principal amount of all Loans obtained by it hereunder at any time to exceed the lesser of (i) the Commitment, and (ii) such Borrower’s Borrowing Limit.  Any Borrower exceeding the limits set forth in this Section 2.3 will within five (5) Business Days from the date such excess occurred, and without notice or demand, pay over the amount of the excess to the Lender as a mandatory prepayment on such Borrower’s outstanding Loans.

  Section 2.4. Termination by Borrowers.  The Borrowers shall have the right, at any time and from time to time, upon at least 3 Business Days prior notice to the Lender by the Advisor on behalf of the Borrowers, to terminate without premium or penalty and in whole or in part, the Commitment or any portion thereof, provided that the Commitment may not be reduced to an amount less than the aggregate principal amount of the Loans then outstanding.  Any termination of the Commitment pursuant to this Section may not be reinstated.

  Section 2.5. Extension Option.  At any time not earlier than 60 days prior to, nor later than 30 days prior to, the Termination Date then in effect (the “Anniversary Date”), the Borrowers may request that the Lender extend the Anniversary Date to the date which is 364 days from the Anniversary Date.  The Lender shall respond to such request no later than 10 days prior to the Anniversary Date and failure by the Lender to respond by such date shall indicate its unwillingness to agree to such requested extension.  At any time more than 60 days before such Anniversary Date, the Lender may propose, by written notice to the Borrowers, an extension of this Agreement to such later date on such terms and conditions as the Lender may then require.  If the extension of this Agreement to such later date is acceptable to the Borrowers on the terms and conditions proposed by the Lender, the Borrower shall notify the Lender of their acceptance of such terms and conditions no later than the Anniversary Date, and such later date will become the Termination Date hereunder and this Agreement shall otherwise be amended in a manner mutually agreed among the Borrowers and the Lenders and as described in the Lender’s notice proposing the extension of this Agreement upon the Lender’s receipt of (i) an amendment to this Agreement signed by the Borrowers and the Lender, (ii) resolutions of each Borrower’s Board of Directors (or other governing body) authorizing such extension, and (iii) an opinion of counsel to the Foreign Borrower(s) equivalent in form and substance reasonably acceptable to the Lender.

Section 3.	Place and Application of Payments.

All payments of principal, interest, fees and all other amounts payable hereunder made by the Borrowers shall be made to the Lender at its office at 115 South LaSalle Street, Chicago, Illinois 60603 (or at such other place as the Lender may specify), and in funds there current, for the benefit of the Lender and any other holder of any Note no later than 3:00 p.m. Chicago time on the date such payment is due or as the Lender may otherwise direct.  All such payments shall be made in lawful money of the United States of America, in immediately available funds at the place of payment, and, except as provided in Section 9.13, without setoff or counterclaim and without reduction for, and free from, any and all present or future taxes, levies, imposts, duties, fees, charges, deductions, withholdings, restrictions or conditions of any nature imposed by any government or any political subdivision or taxing authority thereof (but excluding any taxes imposed on or measured by the net income of the Lender).  Any payments received after 3:00 p.m. (Chicago time) (or after the later time the Lender may otherwise direct) shall be deemed received upon the following Business Day.

Section 4.	Definitions; Interpretation.

Section 4.1. Definitions.  The terms hereinafter set forth when used herein shall have the following meanings:

“1940 Act” shall mean the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

“Additional Borrower” is defined in Section 1.5 hereof.

“Advisor” shall mean The Northern Trust Company of Connecticut.

“Affiliate” shall mean any Person, directly or indirectly controlling or controlled by, or under direct or indirect common control with, another Person.  A Person shall be deemed to control another Person for the purposes of this definition if such Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of the other Person, whether through the ownership of voting securities, common directors, trustees or officers, by contract or otherwise; provided that, in any event, any Person that owns, directly or indirectly, 20% or more of the securities having the ordinary voting power for the election of directors or governing body of a corporation or 20% or more of the partnership or other ownership interests of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person.

“Authorized Representative” shall mean those persons shown on the list of officers provided by the Borrowers and the Advisor pursuant to Section 6.1 hereof or on any update of any such list provided by the Borrowers and the Advisor to the Lender, or any further or different officer of the Borrowers or the Advisor so named by any Authorized Representative of the Borrowers and Advisor in a written notice to the Lender.

“Base Rate” shall mean for any day the greater of:  (i) the rate of interest announced or otherwise established by the Lender from time to time as its prime commercial rate, or its equivalent, for U.S. Dollar loans to borrowers located in the United States as in effect on such day, with any change in the Base Rate resulting from a change in said prime commercial rate to be effective as of the date of the relevant change in said prime commercial rate (it being acknowledged and agreed that such rate may not be the Lender’s best or lowest rate), and (ii) the Federal Funds Effective Rate, plus (y) 1/2 of 1%.

“Borrower” or “Borrowers” is defined in the introductory paragraph to this Agreement together with any other Person that may become a Borrower as set forth herein.

“Borrowing Limit” shall mean, as to any Borrower at any time, an amount equal to ten percent (10%) of such Borrower’s Total Eligible Asset Value.

“Business Day” shall mean any day, except Saturday or Sunday, or such other day on which commercial banks in Chicago, Illinois or banks dealing in U.S. Dollar deposits in the interbank Eurodollar market in London, England are authorized or required by law to close.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following:  (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, Basel III and all requests, rules, guidelines or directives thereunder or issued in connection therewith shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and any successor statute thereto.

“Commitment” shall mean the commitment of the Lender to make Loans hereunder, as such commitment may be reduced from time to time in accordance with the terms of this Agreement.  The initial Commitment of the Lender as of the date of this Agreement is $75,000,000.

“Commitment Period” shall mean the period from and including the date of this Agreement to, but not including, the Termination Date.

“Compliance Certificate” is defined in Section 7.4(c) hereof.

“Debt” shall mean, with respect to any Person, the aggregate of:

(a)       all indebtedness, obligations and liabilities of such Person with respect to borrowed money;

(b) all reimbursement and other obligations of such Person with respect to letters of credit, bankers’ acceptances, customer advances and other extensions of credit whether or not representing obligations for borrowed money;

(c)the aggregate of the principal components of all leases and other agreements with respect to such Person for the use, acquisition or retention of real or personal property which are required to be capitalized under generally accepted accounting principles consistently applied;

(d) all indebtedness, obligations and liabilities of such Person representing the deferred purchase price of property or services (other than trade accounts payable arising in the ordinary course of business which are not more than ninety (90) days past due);

(e)all indebtedness secured by a Lien on any Property owned by such Person, to the extent of the value of such Lien;

(f)all Hedging Liability (including Permitted Hedging Transactions); and

(g) all guaranties, endorsements and other contingent obligations of such Person with respect to any of the foregoing.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, or any successor statute thereto.

“ERISA Affiliate” shall mean in respect of a Borrower, any trade or business that, together with such Borrower, would be treated as a single employer under Section 4001(b) of ERISA.

“Eurodollar Reserve Percentage” means the maximum reserve percentage, expressed as a decimal, at which reserves (including, without limitation, any emergency, marginal, special, and supplemental reserves) are imposed by the Board of Governors of the Federal Reserve System (or any successor) on “eurocurrency liabilities”, as defined in such Board’s Regulation D (or any successor thereto), subject to any amendments of such reserve requirement by such Board or its successor, taking into account any transitional adjustments thereto.  For purposes of this definition, the relevant Loans shall be deemed to be “eurocurrency liabilities” as defined in Regulation D without benefit or credit for any prorations, exemptions or offsets under Regulation D. The Eurodollar Reserve Percentage shall be adjusted automatically on and as of the effective date of any change in any such reserve percentage.

“Event of Default” shall mean any event or condition identified as such in Section 8.1 hereof.

“Excluded Taxes” means any of the following taxes imposed on or with respect to the Lender or required to be withheld or deducted from a payment to the Lender, (a) taxes imposed on or measured by net income (however denominated), franchise taxes, and branch profits taxes, in each case, (i) imposed as a result of the Lender being organized under the laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such tax (or any political subdivision thereof) or (ii) that are imposed as a result of a present or former connection between the Lender and the jurisdiction imposing such tax (other than connections arising from the Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document), (b) withholding taxes imposed on amounts payable to or for the account of the Lender with respect to an applicable interest in the Loan pursuant to a law in effect on the date on which the Lender changes its lending office, except in each case to the extent that, pursuant to Section 9.13, amounts with respect to such taxes were payable to the Lender immediately before it changed its lending office, (c) taxes attributable to the Lender’s failure or inability to comply with Section 9.13(b) and (d) any U.S. federal withholding taxes imposed under FATCA.

“FATCA” means Sections 1471 through 1474 of the Code (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“Federal Funds Effective Rate” means, for any day, the rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate quoted to the Lender on such day on such transactions as determined by the Lender in a commercially reasonable manner.

“Foreign Borrower” shall mean any Borrower organized under the laws of a jurisdiction other than the laws of the United States of America or any state of the United States of America.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Hedging Liability” shall mean the liability of any Borrower in respect of any interest rate, foreign currency, and/or commodity swap, exchange, cap, collar, floor, forward, future or option agreement, or any other similar interest rate, currency or commodity hedging arrangement, as such Borrower may from time to time enter into.

“Illiquid Assets” shall mean with respect to a Borrower at any date of determination, the fair market value of such Borrower’s investments (or any portion thereof) in hedge funds:

(i) where redemptions have been suspended or have been subject to application of a fund-level gate, (ii) that do not permit redemptions by the twelfth month-end immediately following the date of such determination, and (iii) that are held in Side Pockets.

“Joinder Agreement” is defined in Section 1.5 hereof.

“Lender” shall mean Bank of Montreal (Chicago Branch), and its successors and assigns permitted hereunder.

“LIBOR Quoted Rate ” means, for any day, the rate per annum equal to the quotient of (i) the rate per annum (rounded upwards, if necessary, to the next higher one hundred-thousandth of a percentage point) for deposits in U.S. Dollars for a one-month interest period which appears on the LIBOR01 Page as of 11:00 a.m. (London, England time) on such day (or, if such day is not a Business Day, on the immediately preceding Business Day) divided by (ii) one (1) minus the Eurodollar Reserve Percentage.

“LIBOR01 Page” means the display designated as “LIBOR01 Page” on the Reuters Service (or such other page as may replace the LIBOR01 Page on that service or such other service as may be nominated by the British Bankers’ Association as the information vendor for the purpose of displaying British Bankers’ Association Interest Settlement Rates for U.S. Dollar deposits).

“Lien” shall mean any mortgage, lien, security interest, pledge, charge or encumbrance of any kind in respect of any Property, including the interests of a vendor or lessor under any conditional sale, capital lease or other title retention arrangement having substantially the same economic effect as any of the foregoing.

“Loan” and “Loans” are defined in Section 1.2(a) hereof

“Loan Documents” shall mean this Agreement, the Notes, each Joinder Agreement and each other instrument or document to be delivered hereunder or thereunder or otherwise in connection therewith.

“Material Adverse Change” shall mean, with respect to a Borrower, a material adverse change in (i) the financial condition, operations, business or Property of such Borrower not caused by any movement in any financial markets, (ii) the ability of such Borrower to perform its obligations under the Loan Documents to which it is a party, or (iii) the ability of the Lender to enforce the Loan Documents against such Borrower.

“Material Adverse Effect” shall mean, with respect to a Borrower, a material adverse effect on (i) the financial condition, operations, business or Property of such Borrower not caused by any movement in any financial markets, (ii) the ability of such Borrower to perform its obligations under the Loan Documents to which it is a party, or (iii) the ability of the Lender to enforce the Loan Documents against such Borrower.

“Maximum Allocation” shall mean, with respect to each Borrower, the percentage of the aggregate fair market value of such Borrower’s Total Eligible Asset Value set forth on Schedule I attached hereto opposite such Borrower’s name under the caption “Maximum Allocation 7.21(b)” for purposes of Section 7.21(b) hereof and under the caption “Maximum Allocation 7.21(c)” for purposes of Section 7.21(c) hereof.

“Minimum Redeemable Amount” shall mean, with respect to each Borrower, the percentage set forth on Schedule I attached hereto opposite such Borrower’s name under the caption “Minimum Redeemable Amount.”

“Net Asset Value” shall mean, as to any Borrower at any date of determination by such Borrower or the Advisor, the value of such Borrower’s total assets minus the value of such Borrower’s total liabilities in each case as of the date of determination, as determined in accordance with valuation policies and procedures duly adopted by or on behalf of such Borrower from time to time, which such policies and procedures shall be reasonably acceptable to the Lender.

“Note” and “Notes” shall have the meanings specified in Section 1.2(d) hereof.

“Notice of Borrowing” is defined in Section 1.3 hereof.

“OFAC” shall mean the United States Department of Treasury Office of Foreign Assets Control.

“OFAC/AML Laws” shall mean all laws, regulations, and Executive Orders administered by OFAC; applicable anti-money laundering (“AML”) laws (including, without limitation, the Bank Secrecy Act and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56 (a/k/a the USA Patriot Act)), and all similar OFAC/AML related federal laws, regulations or Executive Orders.

“OFAC Event” shall mean the event specified in Section 7.12 hereof.

“OFAC SDN List” shall mean the list of the Specially Designated Nationals and Blocked Persons maintained by OFAC.

“Organizational Documents” shall mean any articles of incorporation, articles of organization, articles and memorandum of association, certificate of limited partnership, declaration of trust, by-laws, limited liability company agreement, operating agreement, partnership agreement, offering memorandum or such other agreement under which a Borrower is organized, as each of the same may be amended, amended and restated, supplemented or otherwise modified from time to time in accordance with this Agreement.

“Permitted Hedging Transaction” shall mean hedging arrangements entered into by a Borrower pursuant to any ISDA Master Agreements and/or exchange-traded instruments with one or more counterparties, provided (i) the aggregate notional amount of such hedging arrangements shall not exceed the net assets of such Borrower at the time such Borrower enters into any such hedging arrangement, and (ii) such Borrower’s purpose for entering into such arrangements relates to (x) hedging its foreign currency denominated share capital or other equity interest or (y) other non-speculative purposes mutually agreed upon between such Borrower and the Lender (the Lender’s consent not to be unreasonably withheld, conditioned or delayed).

“Person” shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, institution, entity, party or government (whether national, federal, state, provincial, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof).

“Plan Assets Regulation” means U.S. Department of Labor Regulation 2510.3-101, as modified by Section 3(42) of ERISA.

“Plan Investor” means an employee benefit plan as defined in Section 3(3) of ERISA that is subject to Part 4 of Title I of ERISA, a plan subject to Section 4975 of the Code or an entity whose underlying assets are considered “plan assets” under the Plan Assets Regulation.

“Potential Event of Default” shall mean any event or condition which, with the expiration of any grace or cure period, or giving of notice, or both, would constitute an Event of Default.

“Property” shall mean any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“PTCE 84-14” has the meaning specified in Section 5.5(b)(i) hereof.

“QPAM” has the meaning specified in Section 5.5(b)(i) hereof.

“Register” has the meaning specified in Section 9.10 hereof.

“SEC” shall mean the Securities and Exchange Commission or any governmental authority succeeding to the functions thereof.

“Side Pocket” shall mean, with respect to any Borrower, the portion of such Borrower’s investment in a hedge fund that has been deemed as illiquid by the manager of such hedge fund and is not available for redemption at the direction of such Borrower in accordance with the liquidity provided for in such hedge fund’s offering memorandum or separate agreement between such hedge fund and such Borrower.

“Similar Law” shall mean any law that is materially similar to Section 406 of ERISA or Section 4975 of the Code.

“Subsidiary” shall mean, with respect to any Borrower, any corporation or other entity at least a majority of the outstanding voting shares of which is at the time owned directly or indirectly by such Borrower.

“Termination Date” shall mean February 28, 2013, or such other date on which the Commitment shall terminate as provided in this Agreement.

“Total Eligible Asset Value” shall mean, as to any Borrower at any date of determination, an amount equal to the sum of (a) such Borrower’s cash, (b) the fair market value of all cash equivalents of such Borrower, (c) the fair market value of all other marketable securities of such Borrower, and (d) the fair market value of such Borrower’s investments in all hedge funds, including (without limitation) multi-manager hedge funds, minus (e) such Borrower’s Illiquid Assets.

Section 4.2. Interpretation.  The foregoing definitions are equally applicable to both the singular and plural forms of the terms defined.  All references to time of day herein are references to Chicago, Illinois time unless otherwise specifically provided.  Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done in accordance with generally accepted accounting principles consistently applied except where such principles are inconsistent with the specific provisions of this Agreement.

Section 5.	Representations and Warranties

Each Borrower represents and warrants to the Lender, severally and not jointly or jointly and severally, as to itself, as follows:

Section 5.1. Organization and Qualification.  Such Borrower is duly formed and validly existing as a Delaware statutory trust and in good standing under the laws of the State of Delaware or such Borrower is duly organized or incorporated and validly existing and in good standing under the laws of the jurisdiction of its organization or incorporation, has full and adequate power to own its Property and conduct its business as now conducted, and is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business conducted by it or the nature of the Property owned or leased by it requires such licensing or qualifying, except where the failure to be so licensed or qualified and in good standing could not reasonably be expected to have a Material Adverse Effect on such Borrower.  Such Borrower has full right and authority to enter into this Agreement and the other Loan Documents, to make the borrowings herein provided for, to issue its Note in evidence thereof, and to perform each of its obligations herein and therein provided for; and this Agreement and the other Loan Documents do not, nor does the performance or observance by such Borrower of  its obligations herein or therein provided for, contravene or constitute a default under any provision of law or any judgment, injunction, order or decree binding upon such Borrower or any Organizational Document provision of such Borrower or any indenture or agreement of or affecting such Borrower or any of its Properties, or result in the creation or imposition of any Lien on any Property of such Borrower, except where such contravention, default or creation or imposition of any Lien would not have a Material Adverse Effect on such Borrower.

Section 5.2. Subsidiaries.  Such Borrower has no Subsidiaries.

Section 5.3. Financial Reports.  The balance sheet of such Borrower as at December 31, 2010, and the related statements of income, retained earnings and cash flows of such Borrower for the fiscal year then ended, and accompanying notes thereto, which financial statements are accompanied by the audit report of Deloitte & Touche LLP, independent public accountants, and the unaudited interim balance sheet of such Borrower as at December 31, 2011, heretofore furnished to the Lender, fairly present, in all material respects, the consolidated financial condition of such Borrower as at said dates and the results of its operations and cash flows for the periods then ended in accordance with generally accepted accounting principles applied on a consistent basis, except as expressly noted therein.  Such Borrower does not have any contingent liabilities which are material to it other than as indicated on such financial statements or, with respect to future periods, on the financial statements furnished pursuant to Section 7.4 hereof.

Section 5.4. Litigation and Other Controversies; Taxes; Approvals. There is no litigation or governmental proceeding or labor controversy pending, nor to the knowledge of such Borrower threatened in writing, against such Borrower which individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect with respect to such Borrower.  All income tax returns for such Borrower required to be filed have been filed on a timely basis (including any extensions) and all amounts required to be paid as shown by said returns have been paid, except for (a) any amounts being contested in good faith by appropriate proceedings and for which adequate reserves have been established therefore or (b) those which the failure to do so could not reasonably be expected to have a Material Adverse Effect.  There are no written objections to or assessments due in respect of, any material tax returns of such Borrower pending, nor to the knowledge of such Borrower is any such objection or assessment threatened.  No authorization, consent, license or exemption from, or filing or registration with, any court or governmental department, agency or instrumentality, nor any approval or consent of any other Person, is or will be necessary to the valid execution, delivery or performance by such Borrower of any Loan Document, except for such approvals which have been obtained prior to the date of this Agreement and remain in full force and effect.

Section 5.5. ERISA.   (a) Such Borrower does not maintain an employee pension benefit plan subject to Title IV of ERISA for one or more of its employees (if any), nor does it have any material liability in respect of any employee benefit plan (within the meaning of ERISA) maintained by an ERISA Affiliate.

(b) With respect to any Borrower whose assets are considered plan assets within the meaning of the Plan Assets Regulation, such Borrower represents and warrants as follows:

(i)     Such Borrower’s Advisor is an “investment manager” (as defined in Section 3(38) of ERISA) with respect to the plan assets of each of the Plan Investors invested in such Borrower, and is a qualified professional asset manager (“QPAM”) within the meaning of Part V(a) of the U.S. Department of Labor Prohibited Transaction Class Exemption 84-14, as amended (“PTCE 84-14”).

(ii)The execution, delivery and performance by such Borrower of this Agreement and each other Loan Document, and the consummation of the transactions contemplated hereby and thereby, satisfy all of the requirements and conditions of Part I, “General Exemption”, of PTCE 84-14.

(c) With respect to any Borrower whose assets are subject to Similar Law, such Borrower represents and warrants that the execution, delivery and performance by such Borrower of this Agreement and each other Loan Document, and the consummation of the transaction contemplated hereby or thereby, do not violate such Similar Law.

(d)  With respect to any Borrower whose assets are considered plan assets within the meaning of the Plan Asset Regulation or who is subject to Similar Law, such Borrower represents and warrants as follows:

(i)The execution, delivery and performance by such Borrower of this Agreement and each other Loan Document, and the consummation of the transactions contemplated hereby or thereby, are permitted under the Organizational Documents of such Borrower.

(ii)The Advisor has analyzed how this Agreement and the other Loan Documents and the transactions contemplated hereby or thereby fit into such Borrower’s overall objectives and has determined that the execution, delivery and performance of this Agreement and the Loan Documents and the consummation of the transaction contemplated hereby and thereby is consistent with such objective.

Section 5.6. Compliance with Laws.  Such Borrower is in compliance with the requirements of all foreign, federal, state and local laws, rules and regulations applicable to or pertaining to the Properties or business operations of such Borrower (including, without limitation, the 1940 Act and Regulation U of the Federal Reserve System), except where such non-compliance would not have a Material Adverse Effect.  Such Borrower is not subject to any applicable law (other than the 1940 Act) which limits its ability to incur indebtedness.

Section 5.7. No Default.  No Event of Default with respect to such Borrower is existing under this Agreement.

Section 5.8. Accurate Information.  The information, exhibits and reports furnished by such Borrower to the Lender with respect to such Borrower in connection with the negotiation of the Loan Documents and the commitment by the Lender to provide all or part of the financing contemplated hereby, taken as a whole, do not contain any untrue statements of a material fact or omit a material fact necessary to make the material statements contained herein or therein not misleading in light of the circumstances under which such statements were made.

Section 5.9. Enforceability.  This Agreement and the other Loan Documents, upon execution and delivery, will constitute legal, valid and binding agreements of such Borrower, enforceable in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws or judicial decisions for the relief of debtors or the limitation of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

Section 5.10. No Default Under Other Agreements.  Such Borrower is not in default with respect to any note, indenture, loan agreement, mortgage, lease, deed, or other agreement to which it is a party or by which it or its Property is bound, which default could reasonably be expected to have a Material Adverse Effect with respect to such Borrower.

Section 5.11. Governmental Regulations.  Such Borrower is a closed-end management investment company registered as such under the 1940 Act, and the outstanding shares of each class of its stock (i) have been legally issued and are fully paid and non-assessable, and (ii) have been sold only in states or other jurisdictions in which all filings required to be made under applicable state securities laws have been made.

Section 5.12. Federal Reserve Regulations; Use of Loan Proceeds.  No part of the proceeds of the Loans made to such Borrower will be used, directly or indirectly, for a purpose which violates any law, rule or regulation of any governmental authority, including, without limitation, the provisions of Regulations T, U or X of the Board of Governors of the Federal Reserve System, as amended.  If more than 25% of the assets of such Borrower consists of direct investments in Margin Stock (as defined in said Regulation U), then the aggregate market value (determined in accordance with Regulation U) of direct investments in Margin Stock owned by such Borrower will at all times equal or exceed 200% of the aggregate principal balance of the Loans made to such Borrower.  If requested by the Lender from time to time, such Borrower will furnish to the Lender a statement to the foregoing effect in conformity with the requirements of Form U-1 referred to in Regulation U.  Each Borrower shall use the proceeds of the Loans obtained by it hereunder to finance short-term timing differences between the redemption of investments or receipt of investor capital and the redemption of investor capital accounts, to fund investments with new investment managers and for its general working capital purposes, in each case in accordance with term and conditions of such Borrower’s Organizational Documents.

Section 5.13. No Material Adverse Change.  Since November 30, 2011, no event, development or circumstance has occurred with respect to such Borrower that has had or could reasonably be excepted to have a Material Adverse Effect.

Section 5.14. Organizational Documents.  Such Borrower is in compliance in all material respects with its Organizational Documents.

Section 5.15. OFAC.  (a) Such Borrower is in compliance with the requirements of all OFAC/AML Laws applicable to it in the jurisdictions in which it operates, (b) such Borrower has provided to the Lender all information regarding such Borrower reasonable and necessary for the Lender to comply with all applicable OFAC/AML Laws, and (c) to such Borrower’s knowledge, such Borrower is not, as of the date hereof, named on the current OFAC SDN List.

Section 6.	Conditions Precedent.

The obligation of the Lender to make any Loan under this Agreement is subject to the following conditions precedent:

Section 6.1. Initial Advance.  At or prior to the making of the initial extension of credit hereunder, the following conditions precedent shall have been satisfied:

(a)   the Lender shall have received the following (each to be properly executed and completed) and the same shall have been approved as to form and substance by the Lender:

(i)this Agreement signed by such Borrower;

(ii)a Note signed by such Borrower;

(iii)a certified copy of resolutions of the Board of Directors or Trustees (or other governing body) of such Borrower together with certificates of formation (or the equivalent), if applicable, certified to by the Delaware Secretary of State together with certified copies of such Borrower’s Organizational Documents;

(iv)an incumbency certificate containing the name, title and genuine signatures of such Borrower’s and the Advisor’s Authorized Representatives; and

(v)an Internal Revenue Service Form W-9 duly executed by such Borrower;

(b)   the Lender shall have received a good standing certificate for such Borrower and (dated as of the date no earlier than 30 days prior to the date of this Agreement) from the offices of the Delaware Secretary of State; and

(c)   the Lender shall be satisfied that the Loans and the use of proceeds thereof comply in all respect with Regulation U, and if required by Regulation U, the Lender shall have received a copy of FR Form U-1 duly executed and delivered by each Borrower.

Section 6.2. Conditions to Each Loan.  As of the time of the making of each Loan hereunder (including the initial Loan):

(a)   each of the representations and warranties set forth in Section 5 hereof with respect to the Borrower requesting such Loan shall be and remain true and correct in all material respects as of said time, except for those representations and warranties that expressly refer to a specific date and that the representations and warranties made under Section 5.3 shall be deemed to refer to the most recent financial statements furnished to the Lender pursuant to Section 7.4 hereof;

(b)no Potential Event of Default or Event of Default with respect to such Borrower shall have occurred and be continuing;

(c)   such Borrower shall deliver a Notice of Borrowing to the Lender, which includes, among other things, a certification that after giving effect to each Loan requested hereunder, (i) the aggregate principal amount of all Loans to all Borrowers then outstanding hereunder does not exceed the Commitment, and (ii) the aggregate principal amount of all Loans then outstanding to the Borrower requesting such Loan does not exceed the lesser of (A) the  Commitment, and (B) such Borrower’s Borrowing Limit; and

(d)   such extension of credit shall not violate any order, judgment or decree of any court or other authority or any provision of law or regulation applicable to the Lender (including, without limitation, Regulation U of the Board of Governors of the Federal Reserve System) as then in effect.

Such Borrower’s request for any Loan shall constitute its warranty as to the facts specified in subsections (a) through (c), both inclusive, above.

Section 7.	Covenants.

So long as credit is in use or available under this Agreement or any amount remains unpaid on any Loan, except to the extent compliance in any case or cases is waived in writing by the Lender, each Borrower agrees, severally and not jointly or jointly and severally, as to itself only, as follows:

Section 7.1. Maintenance of Business.  Such Borrower shall take all reasonable action to preserve and maintain its existence.  Such Borrower shall preserve and keep in force and effect all licenses, permits, franchises, privileges, and other proprietary rights necessary to the normal conduct of its business where the failure to do so could reasonably be expected to have a Material Adverse Effect.

Section 7.2. Taxes.  Such Borrower will duly pay and discharge all taxes, rates, assessments, fees and governmental charges upon or against such Borrower or against its Properties in each case before the same becomes delinquent and before penalties accrue thereon unless and to the extent that (a) such taxes, rates, assessments, fees or governmental charges are being contested in good faith and by appropriate proceedings and (b)the failure to pay such taxes, rates, assessments, fees or governmental charges could not reasonably be excepted to have a Material Adverse Effect.

Section 7.3. Use of Proceeds.  The proceeds of all Loans made hereunder shall be used solely for the purposes set forth in, or otherwise permitted by, Section 5.12 hereof.

Section 7.4. Reporting.  Such Borrower will furnish (or cause the Advisor to furnish) with reasonable promptness to the Lender and its duly authorized representatives such information respecting the business and financial condition of such Borrower as the Lender may reasonably request (including, but not limited to, a completed Fund to Fund Information Template for such Borrower in the form of Exhibit E attached hereto); and, without any request, such Borrower will furnish to the Lender:

(a) As soon as available, but in any event within 180 days after the end of each fiscal year of such Borrower, a copy of such Borrower’s financial statements (including a balance sheet, income statement and statement of changes in stockholder’s capital) as at the end of such fiscal year, together with the related schedule of investments and statements of operations, changes in net assets as of and through the end of such fiscal year.  Each such financial statement shall be certified without qualification by such Borrower’s independent auditor (who shall be Deloitte & Touche LLP, or any other firm of nationally recognized independent public accountants selected by such Borrower and reasonably acceptable to the Lender (the “Accountants”)), which certification shall (i) state that the examination by such Accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards and (ii) include the opinion of such Accountants that such financial statements have been prepared in conformity with generally accepted accounting principles, consistently applied, except as otherwise specified in such opinion;

(b)As soon as available, and in any event within 60 days after the last day of each fiscal quarter of such Borrower, a copy of the balance sheet and income statement for such Borrower for the fiscal quarter and the fiscal year-to-date period then ended, each in reasonable detail, prepared and certified by the chief financial officer of the Advisor;

(c)No later than 60 days after the last day of each fiscal quarter of such Borrower, a certificate in the form attached hereto as Exhibit C (each, a “Compliance Certificate”), prepared and certified by the chief executive officer, chief financial officer or chief operating officer or other financial officer of the Advisor showing compliance by such Borrower with the requirements of Sections 7.20 and 7.21 hereof;

(d) As soon as available, but in any event not later than 30 days after the end of each calendar month, a summary of such Borrower’s returns on its investments during such month and the Net Asset Value of such investments as of the last day of such month prepared by such Borrower’s administrator and attested to by the Advisor as being accurate to the best of its knowledge;

(e)As soon as available, but in any event not later than 30 days after the mailing thereof, a copy of each general mailing to the shareholders or unit holders of such Borrower to the extent such mailing includes the Organizational Documents or any material change in the terms thereof, including, without limitation, any change in (i) the investment objectives, (ii) the investment policies, (iii) restrictions on borrowings, or (iv) the identity of the directors or executive officers of such Borrower;

(f)If, at the close of any Business Day, the principal balance of the Loans of such Borrower exceeds such Borrower’s Borrowing Limit, such Borrower shall provide to the Lender a written notice to such effect within one Business Day thereafter and comply with the requirements of Section 2.3 hereof;

(g)No later than 45 days after the occurrence thereof, written notice of any change in the name, jurisdiction of incorporation or formation or fiscal year of such Borrower;

(h)No later than 5 Business Days after becoming available, copies of all (i) material special reports, schedules and other material which such Borrower may now or hereafter be required to file with or deliver to any securities exchange or the SEC or any similar agency or instrumentality of the United States or, in the case of a Foreign Borrower, the Cayman Islands (it being understood and agreed that any financial statement or filing with the SEC required to be delivered under this Agreement shall be deemed to have been delivered on the date on which such Borrower provides notice to the Lender that such financial statement or filing is posted on the website of the SEC at www.sec.gov), and (ii) material news releases and annual reports relating to such Borrower;

(i)No later than 45 days after the execution thereof, copies of all material amendments to all investment advisory contracts and contracts with any principal underwriter and any new investment advisory contracts and contracts with any principal underwriter entered into after the date of this Agreement;

(j)No later than 30 days after the effective date thereof, notice of any amendment or other modification of such Borrower’s fundamental investment objectives and policies, including policies relating to the incurrence or assumption of Debt; and

(k)Promptly after knowledge thereof shall have come to the attention of any responsible officer of such Borrower or the Advisor, written notice (i) of any threatened or pending litigation or governmental or arbitration proceeding or labor controversy against such Borrower or any of its Property which, if adversely determined, could reasonably be expected to have a Material Adverse Effect, (ii) of the occurrence of any Event of Default or Potential Event of Default hereunder, (iii) of the occurrence of any breach, or that, with the giving of notice or lapse of time, either the Advisor or such Borrower will be in breach, of any aspect of any of the representations, warranties or covenants in Sections 5.5(b), (c) or (d) and 7.13(b) or that any of such representations, warranties or covenants are untrue, or (iv) the occurrence of any Material Adverse Change with respect to such Borrower.

Section 7.5. Inspection.  Such Borrower shall permit representatives and agents of the Lender, upon reasonable advance notice and at such reasonable times during normal business hours, to inspect any of the Properties, corporate books and financial records of such Borrower, to examine and make copies of the books of accounts and other financial records of such Borrower, and to discuss the affairs, finances and accounts of such Borrower with, and to be advised as to the same by, its officers during normal business hours and upon reasonable advance notice; provided that, the Borrower shall be entitled to have its representatives and advisors present during all inspections of its corporate books and financial records; provided further, that so long as no Potential Event of Default or Event of Default has occurred and is continuing, the Lender shall be entitled to one such inspection in any given calendar year.

Section 7.6. Consolidation and Merger.  Such Borrower will not consolidate with or merge into any Person, or permit any other Person to merge into it, or acquire (in a transaction analogous in purpose or effect to a consolidation or merger) all or substantially all the Property of the other Person unless: (a) the Borrower is the continuing or surviving entity, (b) no Event of Default shall have occurred or be continuing or would result therefrom, and (c) the Lender provides its written consent to such consolidation or merger (such consent shall not be unreasonably withheld, conditioned or delayed).

Section 7.7. Transactions with Affiliates.  Such Borrower will not enter into any transaction, including without limitation, the purchase, sale, lease or exchange of any Property, or the rendering of any service, with any Affiliate of such Borrower except as permitted in its Organizational Documents pursuant to the reasonable requirements of such Borrower’s business (including trades between such Borrower and another Borrower or another fund for whom the Advisor is the principal investment manager) and upon terms no less favorable to such Borrower than would be obtained in a comparable arm’s-length transaction with a Person not an Affiliate of such Borrower.

Section 7.8. Liens.  Such Borrower will not pledge, mortgage or otherwise encumber or subject to or permit to exist upon or be subjected to any Lien, on any of its Properties of any kind or character at any time owned by such Borrower other than:

(a)Liens, pledges or deposits for taxes, assessments, statutory obligations or other similar charges, provided in each case the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate proceedings and adequate reserves have been provided therefor in accordance with generally accepted accounting principles and that the obligation is not for borrowed money, customer advances or trade payables;

(b)the pledge of Property for the purpose of securing an appeal or stay or discharge in the course of any legal proceedings or securing any indemnity bond relating thereto, provided that the aggregate amount of liabilities of such Borrower so secured by a pledge of Property permitted under this subsection (b) including interest and penalties thereon, if any, shall not be in excess of $l,000,000 at any one time outstanding;

(c)customary rights of setoff and liens upon (i) deposits of cash in favor of banks or other depository institutions in which such cash is maintained in the ordinary course of business, (ii) cash and financial assets held in securities accounts in favor of banks and other financial institutions with which such accounts are maintained in the ordinary course of business and (iii) assets held by a custodian in favor of such custodian in the ordinary course of business securing payment of fees, indemnities and other similar obligations; and

(d)Liens in connection with any Permitted Hedging Transaction.

Section 7.9. Borrowings and Guaranties.  Such Borrower shall not issue, incur, assume, create or have outstanding any Debt nor be or remain liable, whether as endorser, surety, guarantor or otherwise, for or in respect of any liability or Debt of any other Person other than:

(a)Debt arising under or pursuant to this Agreement or the other Loan Documents, and any other Debt owing by such Borrower to the Lender;

(b)the liability of such Borrower arising out of the endorsement for deposit or collection of commercial paper received in the ordinary course of business;

(c)any Permitted Hedging Transaction;

(d)obligations of such Borrower pursuant to any repurchase investment issued by such Borrower in connection with any tender offer; and

(e)Debt of such Borrower (other than for borrowed money) incurred in the ordinary course of business or permitted to be incurred in accordance with the investment policies of the relevant Borrower’s investment policies as described in its Organizational Documents (or as prescribed by its Board of Directors or other governing body), including, without limitation, in respect of subscriptions to purchase hedge fund investments.

Section 7.10.Investments, Loans, Advances and Acquisitions.  Such Borrower will not make or retain any investment (whether through the purchase of stock, obligations or otherwise) in or make any loan or advance to, any other Person or acquire substantially as an entirety the Property or business of any other Person, in each case that is not permitted by such Borrower’s Organizational Documents.

Section 7.11.Sale of Property.  Such Borrower will not sell, lease, assign, transfer or otherwise dispose of (whether in one transaction or in a series of transactions) all or a material part of its Property except for sales of Property (including without limitation sales of Property to effect redemptions) as described in its Organizational Documents.

Section 7.12.Compliance with OFAC/AML Laws.  (a) Such Borrower shall at all times comply with the requirements of all OFAC/AML Laws applicable to such Borrower in the jurisdictions in which it operates.

(b)Such Borrower shall provide the Lender any information regarding such Borrower as may be necessary for the Lender to comply with all applicable OFAC/AML Laws.

(c)If such Borrower obtains actual knowledge or receives any written notice that such Borrower is named on the then current OFAC SDN List (such occurrence, an “OFAC Event”), such Borrower shall promptly (i) give written notice to the Lender of such OFAC Event, and (ii) comply with all applicable laws with respect to such OFAC Event (regardless of whether the party included on the OFAC SDN List is located within the jurisdiction of the United States of America), including the OFAC/AML Laws, and such Borrower hereby authorizes and consents to the Lender taking any and all reasonable steps the Lender deems necessary, in its sole but reasonable discretion to avoid violation of any applicable laws with respect to any such OFAC Event, including the requirements of the OFAC/AML Laws (including the freezing and/or blocking of assets and reporting such action to OFAC).

Section 7.13. ERISA.  (a) Such Borrower will have no employees on account of whom such Borrower is required to comply in any respect with Title IV of ERISA, nor will such Borrower have any material liability in respect of any employee benefit plan (within the meaning of ERISA) maintained by an ERISA Affiliate.

(b)  Such Borrower shall not take any action that would render the representations and warranties in Section 5.5 hereof untrue, incorrect or incomplete at any time during such period.  With respect to the execution and delivery of this Agreement or the other Loan Documents or the extension of credit hereunder or thereunder, such Borrower shall not, nor shall it permit the Advisor to, engage in a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or otherwise materially violate the provisions of Title I of ERISA or Similar Law, and such Borrower shall ensure that PTCE 84-14 continues to apply to this Agreement and the Loan Documents and the extension of credit hereunder and thereunder or shall ensure that the assets of such Borrower are not treated as plan assets within the meaning of the Plan Asset Regulation or as being subject to Similar Law or, as applicable, that another exemption to the provisions of Section 406 of ERISA, Section 4975 of the Code and Similar Law applies.

Section 7.14. Dividends and Certain Other Restricted Payments.  Such Borrower will not (a) declare or pay any dividends on or make any other distributions in respect of any class of its capital stock or other equity interests (other than dividends payable solely in its capital stock or other equity interests or in stock options, warrants, or other rights to purchase its capital stock or other equity interests) or (b) directly or indirectly purchase, redeem or otherwise acquire or retire any of its capital stock or other equity interests (all of the items described in subsections (a) and (b) are referred to collectively as “Restricted Payments”); provided that the foregoing shall not prohibit (i) the making of any Restricted Payments, including distributions to redeeming investors in accordance with the Organizational Documents, if immediately after giving effect thereto no Potential Event of Default or Event of Default with respect to such Borrower would exist hereunder, and (ii) Restricted Payments to the extent necessary to minimize or eliminate federal or state income taxes payable by such Borrower or any holder of its capital stock or equity interests to the extent such Borrower is a Subchapter S corporation or another pass-through entity.

Section 7.15. Registered Investment Company.  Such Borrower will maintain its status as a closed-end management investment company under the 1940 Act.

Section 7.16. Compliance with Organizational Documents.  Such Borrower will comply in all material respects at all times with the limitations in its Organizational Documents.

Section 7.17. Amendment of Certain Documents.  Such Borrower shall not amend or otherwise modify its Organizational Documents in any manner that would materially adversely affect the Lender as a holder of such Borrower’s Note.

Section 7.18. Fiscal Year.  Such Borrower will not change its fiscal year, except with the consent of the Lender, whose consent may not be unreasonably withheld, conditioned or delayed.

Section 7.19. Subsidiaries.  Such Borrower will not create or acquire any Subsidiary.

Section 7.20. Financial Covenants.  (a) Maximum Leverage.  No Borrower shall, as the last day of each calendar month, permit the ratio of such Borrower’s Debt to its Total Eligible Asset Value to exceed 0.10 to 1.0.  For purposes of this Section 7.20, (i) any obligation of such Borrower pursuant to any repurchase investment issued by the Borrower in connection with any tender offer shall be excluded from the calculation of Debt; (ii) the principal amount of Debt in respect of any Hedging Liability shall equal the amount that would be payable (giving effect to netting) at such time if the given hedge arrangement were terminated; and (iii) any Hedging Liability of such Borrower in respect of any yen share class hedging arrangement shall be excluded from the calculation of Debt.

(b)Maximum Net Loss.  No Borrower shall, as of the last day of any twelve calendar month period, permit its Net Asset Value (after giving effect to adjustments for any redemptions or subscriptions made during such period) to decrease by more than 15% of such Borrower’s Net Asset Value as of the day immediately preceding the first day of such twelve calendar month period.

(c)Maximum Monthly Loss.  No Borrower shall, as of the last day of each calendar month, permit its Net Asset Value (after giving effect to adjustments and redemptions during such month) to decrease by more than 7.5% of such Borrower’s Net Asset Value as of last day the preceding calendar month.

Section 7.21. Covenants Relating to Investments.  (a) Minimum Number of Managers.  No Borrower shall at any time have its investments managed by fewer than the minimum number of independent investment managers set forth on Schedule I attached hereto opposite such Borrower’s name under the caption “Minimum Number of Investment Managers”.

(b)Maximum Allocation to Single Manager.  No Borrower shall at any time permit any single independent investment manager to manage investments of such Borrower having an aggregate fair market value greater than such Borrower’s Maximum Allocation at such time.

(c)Maximum Allocation to Five Largest Managers.  No Borrower shall at any time permit the aggregate fair market value of such Borrower’s investments managed by the five investment managers managing the five largest percentages (determined on the basis of fair market value) of such Borrower’s investments to exceed such Borrower’s Maximum Allocation.

(d)Minimum Value of Redeemable Investments. No Borrower shall, during any calendar quarter for such Borrower, permit less than the Minimum Redeemable Amount of such Borrower’s Total Eligible Asset Value to be redeemable by such Borrower on or prior to the last Business Day of such calendar quarter of such Borrower.

Section 7.22. Change in the Nature of Business.  Such Borrower shall not engage in any business or activity if as a result the general nature of the business of such Borrower would be changed in any material respect from the general nature of the business engaged in by it as of the date hereof.

Section 7.23. Change in Investment Manager or Custodian.  Such Borrower will not change the Advisor as its investment manager, unless the successor thereto is an Affiliate of such Borrower’s then current investment manager or approved by the Lender (which approval shall not be unreasonably withheld, conditioned or delayed), or change its custodian, in each case without the prior written consent of the Lender (which will not be unreasonably withheld, conditioned or delayed).

Section 8.	Events of Default and Remedies.

Section 8.1. Events of Default Defined.  Any one or more of the following shall constitute an Event of Default with respect to a Borrower (it being agreed that a default by one Borrower shall not itself constitute a default by another Borrower):

(a)  Default by such Borrower in the payment when due of any principal of such Borrower’s Note or default for a period of five (5) Business Days by such Borrower in the payment when due of any interest on such Borrower’s Note or other amount payable by such Borrower pursuant to any provision of this Agreement; or

(b) (i) Default by such Borrower in the observance or performance of any covenant, condition, agreement or provision in Sections 7.3, 7.6, 7.8, 7.9, 7.11, 7.13, 7.14, 7.17, 7.19, 7.20, 7.21, 7.22 or 7.23, inclusive of this Agreement, or (ii) Default by such Borrower in the observance or performance of any covenant, condition, agreement or provision in Sections 7.4 and 7.10 of this Agreement and such default shall continue for a ten (10) Business Days after the earlier to occur of (A) the date on which such failure shall first become known to any financial officer of such Borrower or (B) written notice thereof is given to such Borrower by the Lender or by the holder of any Note; or

(c)  Default by such Borrower in the observance or performance of any other covenant, condition, agreement or provision in this Agreement or in any of the other Loan Documents and such default shall continue for 30 days after written notice thereof to such Borrower by the Lender or by the holder of any Note; or

(d)  Default shall occur under any evidence of Debt issued or assumed or guaranteed by such Borrower or under any mortgage, agreement or other similar instrument under which the same may be issued or secured, in each case in the aggregate amount in excess of $2,500,000, and such default shall continue for a period of time sufficient to permit the acceleration of maturity of any indebtedness evidenced thereby or outstanding thereunder; or

(e)Any representation or warranty made by such Borrower herein or in any of the other Loan Documents or in any statement or certificate furnished by it pursuant hereto or thereto proves untrue in any material respect as of the date of the issuance or making thereof; or

(f)Any judgment or judgments, writ or writs, or warrant or warrants of attachment, or any similar process or processes in an aggregate amount in excess of $1,000,000 shall be entered or filed against such Borrower or against any of its Property or assets and remains unpaid, unvacated, unbonded or unstayed for a period of 60 days from the date of its entry; or

(g)Such Borrower shall (i) have entered involuntarily against it an order for relief under the United States Bankruptcy Code of 1978, as amended, or an analogous proceeding in a foreign jurisdiction including the Cayman Islands, (ii) not pay, or admit in writing its inability to pay, its debts generally as they become due or suspend generally payment of its obligations, (iii) make an assignment for the benefit of creditors, (iv) apply for, seek, consent to, or acquiesce in, the appointment or a receiver, custodian (excluding investment company custodial arrangements meeting the requirements of Section 17(b) of the 1940 Act), trustee, conservator, liquidator or similar official for it or any substantial part of its Property, (v) institute any proceeding seeking to have entered against it an order for relief under the United States Bankruptcy Code of 1978, as amended, or an analogous proceeding in a foreign jurisdiction, including the Cayman Islands, to adjudicate it insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, marshalling of assets, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (vi) fail to contest in good faith any appointment or proceeding described in Section 8.1(h) hereof, or (vii) take any action in furtherance of any of the foregoing purposes; or

(h)A custodian (excluding investment company custodial arrangements meeting the requirements of Section 17(b) of the 1940 Act), receiver, trustee, conservator, liquidator or similar official shall be appointed for such Borrower or any substantial part of its Property, or a proceeding described in Section 8.1(g)(v) shall be instituted against such Borrower and such appointment continues undischarged or any such proceeding continues undismissed or unstayed for a period of 60 days; or

(i)Such Borrower, if currently registered under the 1940 Act or similar foreign law, shall fail to comply in any material respect with any provision of the 1940 Act, or similar foreign law.

Section 8.2. Remedies for Non-Bankruptcy Defaults.  When any Event of Default with respect to a Borrower, other than an Event of Default described in subsection (g) or (h) of

Section 8.1 hereof, has occurred and is continuing, the Lender may, by notice to such Borrower, take either or both of the following actions:  (i) terminate the Commitment of the Lender available to such Borrower hereunder stated in such notice, and (ii) declare the principal of and the accrued interest on the Note of such Borrower to be forthwith due and payable and thereupon said Note, including both principal and interest, shall be and become immediately due and payable together with all other amounts payable by such Borrower under this Agreement without further demand, presentment, protest or notice of any kind.

Section 8.3. Remedies for Bankruptcy Defaults.  When any Event of Default described in subsections (g) or (h) of Section 8.1 hereof has occurred and is continuing with respect to a Borrower, then the principal of and accrued interest on the Note of such Borrower shall immediately become due and payable together with all other amounts payable by such Borrower under this Agreement without presentment, demand, protest or notice of any kind, and the obligation of the Lender to extend further credit to such Borrower pursuant to any of the terms of this Agreement shall immediately terminate.

Section 9.	Miscellaneous.

Section 9.1. Amendments and Waivers.  No amendment, modification, termination or waiver of any provision of this Agreement or of any other Loan Document, nor consent to any departure by any Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Lender and the Borrowers.  No notice to or demand by Lender on any Borrower not required pursuant to the terms of this Agreement shall entitle such Borrower to any other or further notice or demand in similar or other circumstances.

Section 9.2. No Waiver of Rights.  No delay or failure on the part of the Lender or on the part of the holder or holders of any Note in the exercise of any power or right shall operate as a waiver thereof, nor as an acquiescence in any Potential Event of Default or Event of Default, nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof, or the exercise of any other power or right, and the rights and remedies hereunder of the  Lender and of the holder or holders of any Notes are cumulative to, and not exclusive of, any rights or remedies which any of them would otherwise have.

Section 9.3. Holidays.  If any principal of any Note shall fall due on a Saturday, Sunday or on another day which is a legal holiday in the State of Illinois, interest at the rate such Note bears for the period prior to maturity shall continue to accrue on such principal from the stated due date thereof to the next succeeding Business Day on which the same is payable.

Section 9.4. Documentary Taxes.  The Borrowers shall pay any federal documentary or similar taxes payable in respect to this Agreement, the Notes, and the other Loan Documents including interest and penalties, in the event any such taxes are assessed irrespective of when such assessment is made and whether or not any credit is then in use or available under the Loan Documents.

Section 9.5. Survival of Representations.  All representations and warranties made herein or in certificates given pursuant hereto shall survive the execution and delivery of this

Agreement and of the other Loan Documents, and shall continue in full force and effect with respect to the date as of which they were made as long as any credit is in use or available hereunder.

Section 9.6. Notices.  Unless otherwise expressly provided herein, all communications provided for herein shall be in writing (including, without limitation, notice by telecopy) and shall be given to the relevant party at its address or telecopier number set forth below (or, in the case of any Notice of Borrowing, the telecopier number specified on Schedule 1.3 attached hereto), or such other address or telecopier number as such party may hereafter specify by notice to the other given by courier, by United States certified or registered mail, by telecopy or by other telecommunication device capable of creating a written record of such notice and its receipt.  Notices to the Borrowers shall be effective if sent to the Advisor.  Notices hereunder shall be addressed:

to the Advisor at: The Northern Trust Company of Connecticut 50 S. LaSalle Street, M14 Chicago, Illinois 60603 Attention: Robert D. DiCarlo Telephone: (312) 557-1881 Telecopy: (312) 431-4644	to the Lender at: Bank of Montreal (Chicago Branch) 115 South LaSalle Street Chicago, Illinois 60603 Attention: Futures and Securities Division Telephone: (312) 461-4657 Telecopy: (312) 765-8201

Each such notice, request or other communication shall be effective (i) if given by telecopier, when such telecopy is transmitted to the telecopier number specified in this Section and a confirmation of such telecopy has been received by the sender, (ii) if given by mail, five (5) days after such communication is deposited in the mail, postage prepaid, certified or registered with return receipt requested, addressed as aforesaid or (iii) if given by any other means, when so delivered at the addresses specified in this Section; provided that any notice given pursuant to Section 1 hereof shall be effective only upon receipt.

Section 9.7. Costs and Expenses; Indemnification.  Each Borrower agrees to pay all reasonable and invoiced out-of-pocket costs and expenses of the Lender in connection with the preparation, negotiation, and administration of the Loan Documents, including, without limitation, the reasonable and invoiced out-of-pocket fees and disbursements of one external counsel to the Lender, in connection with the preparation and execution of the Loan Documents, and any amendment, waiver or consent related thereto, whether or not the transactions contemplated herein are consummated.  Each Borrower severally agrees to pay on demand all reasonable and invoiced out of pocket costs and expenses (including reasonable and invoiced attorneys’ fees), if any, incurred by the Lender in connection with the enforcement against such Borrower of this Agreement, the other Loan Documents and any of the other instruments and documents to be delivered hereunder or thereunder.  Each Borrower severally agrees to indemnify and save harmless the Lender and its directors, officers and employees (collectively, with the Lender, the “Indemnified Parties” and each an “Indemnified Party”), from any and all claims, liabilities, losses, costs and expenses incurred by an Indemnified Party in connection with any action, suit or proceeding brought against an Indemnified Party by any Person which arises out of the transactions contemplated or financed hereby or such Borrower’s Note, or out of any action or inaction by the Indemnified Parties hereunder or thereunder, except for such thereof as is caused by the gross negligence, willful misconduct or bad faith of such Indemnified Party.  The provisions of this Section 9.7 shall survive payment of the Notes and the termination of the Commitment hereunder.

Section 9.8. Submission to Jurisdiction; Waiver of Jury Trial.  The Lender and each Borrower hereby submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State court sitting in New York, New York for purposes of all legal proceedings arising out of or relating to this Agreement, the other Loan Documents or the transactions contemplated hereby or thereby.  The  Lender and each Borrower irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.  Each of the Borrowers and the Lender hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to any Loan Document or the transactions contemplated thereby.

Section 9.9. Counterparts.  This Agreement may be executed in any number of counterparts and all such counterparts taken together shall be deemed to constitute one and the same instrument.

Section 9.10. Successors and Assigns; Governing Law; Entire Agreement.  (a) This Agreement shall be binding upon each Borrower and its successors and assigns, and shall be binding upon and inure to the benefit of the Lender and the benefit of its successors and permitted assigns, including any permitted subsequent holder of each Note.  No Borrower may assign its rights hereunder without the written consent of the Lender.  The Lender shall provide written notice to the Borrowers of its assignment of the Commitment or any Loans hereunder.  The Lender, acting solely for the purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each assignment agreement delivered to it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error.  The Borrowers and the Lender shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the country.  The Register shall be available for inspection by the Borrowers and any Lender, at reasonable time and from time to time upon reasonable prior notice.

(b)This Agreement and the rights and duties of the parties hereto, shall be construed and determined in accordance with the internal laws of the State of New York, without regard to principles of conflict of laws.  This Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof and any prior agreements, whether written or oral, with respect thereto are superseded hereby.

Section 9.11. Confidentiality.  The Lender agrees to keep confidential all non-public information provided to it by any of the Borrowers pursuant to this Agreement and to use such information only in connection with this Agreement; provided that nothing herein shall prevent the Lender from disclosing any such information (i) to any assignee or potential assignee who agrees for the benefit of the Borrowers to comply with the provisions of this Section, (ii) to its employees, directors, Affiliates, agents, attorneys, accountants and other professional advisors who have a need to know such information in accordance with customary banking practices, (iii) upon the request or demand of any Governmental Authority having jurisdiction over such Lender, (iv) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any requirement of law, or (v) which has been publicly disclosed other than in breach of this Agreement.  To the extent legally permissible, the Lender shall give the Borrowers prior written notice of disclosure under clauses (iii) and (iv) above; provided however, failure to provide such notice shall not affect any of the Lender’s rights hereunder.  For purposes of this Section 9.11, “Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

Section 9.12. Table of Contents and Headings.  The table of contents and section headings in this Agreement are for convenience of reference only and shall not govern the interpretation of any of the provisions hereof.

Section 9.13. Withholding Taxes.  Payments Free of Withholding.  (a) Except as otherwise required by law and subject to Section 9.13, each payment by any Borrower under this Agreement or the other Loan Documents shall be made without withholding for or on account of any present or future taxes (other than Excluded Taxes) imposed by or within the jurisdiction in which such Borrower is domiciled, any jurisdiction from which such Borrower makes any payment, or any political subdivision or taxing authority thereof or therein.  If any such withholding is so required, such Borrower shall make the withholding, pay the amount withheld to the appropriate governmental authority before penalties attach thereto or interest accrues thereon, and forthwith pay such additional amount as may be necessary to ensure that the net amount actually received by the Lender be free and clear of such taxes (including such taxes on such additional amount) is equal to the amount which the Lender would have received had such withholding not been made.  If the Lender pays any amount in respect of any such taxes, penalties or interest, such Borrower shall reimburse the Lender for that payment on demand in the currency in which such payment was made.  If such Borrower pays any such taxes, penalties or interest, it shall deliver official tax receipts evidencing that payment or certified copies thereof to the Lender on or before the thirtieth day after payment.

(b)U.S. Withholding Tax Exemptions.

(i)If the Lender is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which such Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement, the Lender shall deliver to such Borrower, at the time or times prescribed by applicable law or as reasonably requested by such Borrower, such properly completed and executed documentation prescribed by applicable law or reasonably requested by such Borrower as will permit such payments to be made without withholding or at a reduced rate.

(ii)Without limiting the generality of Section 9.13(b)(i), to the extent that the Lender is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall submit to the Borrowers (and the assigning Lender, if any) on or before the date such financial institution becomes a Lender hereunder, two duly completed and signed copies of (i) either Form W-8BEN (relating to such Lender and entitling it to a complete exemption from withholding under the Code on all amounts to be received by such Lender, including fees, pursuant to the Loan Documents) or Form W-8ECI (relating to all amounts to be received by such Lender, including fees, pursuant to the Loan Documents) of the United States Internal Revenue Service or (ii) solely if such Lender is claiming exemption from United States withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a Form W-8BEN, or any successor form prescribed by the Internal Revenue Service, and a certificate reasonably acceptable to the Borrower representing that such Lender is not a bank for purposes of Section 881(c) of the Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrower and is not a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Code).  Thereafter and from time to time, such Lender shall submit to the Borrowers such additional duly completed and signed copies of one or the other of such Forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) and such other certificates as may be (i) requested by the Borrowers in a written notice to such Lender and (ii) required under then-current United States law or regulations to avoid or reduce United States withholding taxes on payments in respect of all amounts to be received by such Lender, including fees, pursuant to the Loan Documents.

(iii)Without limiting the generality of Section 9.13(b)(i), to the extent that the Lender is a United States person (as such term is defined in Section 7701(a)(30) of the Code), the Lender shall deliver to such Borrower on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of such Borrower) executed originals of Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax.

(iv)Without limiting the generality of Section 9.13(b)(i), if a payment made to the Lender hereunder would be subject to United States Federal withholding tax imposed by FATCA if the Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), the Lender shall deliver to such Borrower, at the time or times prescribed by law and at such time or times reasonably requested by such Borrower, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by such Borrower as may be necessary for such Borrower to comply with its obligations under FATCA, to determine that the Lender has complied with the Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  For purposes of this Section 9.13(iv), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(c)Inability of Lender to Submit Forms.  If any Assignee Lender determines, as a result of any change in applicable law, regulation or treaty, or in any official application or interpretation thereof, that it is unable to submit to the Borrowers any form or certificate that such Assignee Lender is obligated to submit pursuant to subsection (b) of this Section 9.13 or that such Assignee Lender is required to withdraw or cancel any such form or certificate previously submitted or any such form or certificate otherwise becomes ineffective or inaccurate, such Assignee Lender shall promptly notify the Borrowers of such fact and the Assignee Lender shall to that extent not be obligated to provide any such form or certificate and will be entitled to withdraw or cancel any affected form or certificate, as applicable.

(d)If the Lender determines that it has actually received any refund attributable to taxes paid by a Borrower under Section 9.13(a) and the Lender is able to identify such refund as being attributable to any amount paid by such Borrower under Section 9.13(a), the Lender shall reimburse such Borrower such amount as the Lender shall determine in good faith is attributable to the relevant taxes or deduction or withholding as will leave the Lender, after such reimbursement, in no better or worse position than that in which it would have been if such payment by such Borrower under Section 9.13(a) had not been required, provided that if the Lender is required to repay such amount or any portion thereof to the relevant taxing authorities, such Borrower agrees to repay the Lender the amount required to be repaid.  Nothing contained herein shall interfere with the right of the Lender to arrange its tax affairs in whatever manner it thinks fit and, in particular, the Lender shall not be under any obligation to claim relief from its corporate profits or similar tax liability in respect of such taxes in priority to any other claims, reliefs, credits, or deductions available to it or obligate the Lender to disclose any information relating to its tax affairs or any computation in respect thereof, or require the Lender to account for any indirect taxation benefits arising from the withholding  or deduction of any tax.

Section 9.14. USA Patriot Act.  The Lender hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify, and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow the Lender to identify the Borrowers in accordance with the Act.

 [Signature Pages to Follow]

Upon your acceptance hereof in the manner hereinafter set forth, this Agreement shall be a contract between us for the purposes hereinabove set forth.

Dated as of the date first written above.

Borrowers:

NT Alpha Strategies Fund

By	/s/ Randal Rein
Name: Randal Rein
Its: Treasurer

NT Equity Long/Short Strategies Fund

By	/s/ Randal Rein
Name: Randal Rein
Its: Treasurer

Accepted and agreed to as of the day and year last above written.

Bank of Montreal (Chicago Branch)

By	/s/ Authorized Signatory
Name:
Its: